Exhibit 99.1

Cocrystal Pharma’s Investigational Drug Candidate CC-42344 Demonstrates Strong Antiviral Potency Against the 2024 Highly Pathogenic H5N1 Avian Influenza Strain

●	CC-42344 was shown to be highly active against the highly pathogenic 2024 Texas H5N1 avian influenza strain
●	The Company’s virology study further confirmed the previous structural and in vitro data that revealed the binding of CC-42344 to PB2 protein of the 2024 H5N1 avian influenza virus

BOTHELL, Wash. (May 29, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) announces that a recent virology study showed its novel, broad-spectrum influenza PB2 inhibitor CC-42344 exhibits strong antiviral activity against the highly pathogenic H5N1 avian influenza A strain (A/Texas/37/2024).

On March 25, 2024, the highly pathogenic avian H5N1 influenza virus was confirmed in a dairy cow in Texas and has continued to spread widely in U.S. dairy cattle, causing a few human cases. There is concern that the H5N1 virus could adapt for human-to-human transmission and potentially result in an influenza pandemic. CC-42344 is a new investigational drug candidate for the treatment of pandemic and seasonal influenza infections. This inhibitor binds to a highly conserved active site of the PB2 protein and inhibits the viral replication process. The Company previously announced the structural and in vitro data of CC-42344 with the purified H5N1 PB2 protein.

The virology study utilized the highly pathogenic H5N1 avian strain (influenza A/Texas/37/2024) and was conducted to test antiviral activity of CC-42344 using Tamiflu® as a reference inhibitor. The data showed that CC-42344 was highly potent against the H5N1 avian influenza virus (EC50, 0.003 µM), approximately 1,000-fold more potent, compared to a refence compound Tamiflu (EC50, 2.69 µM). CC-42344 is currently in development as an oral treatment for pandemic avian and seasonal influenza A infections with initial data showing a favorable safety and tolerability profile.

“We are excited to share these H5N1 results that further validate our structure-based drug discovery platform technology and strengthen our position in developing treatments for influenza infection,” said Sam Lee, PhD, President and co-CEO of Cocrystal Pharma. “These important antiviral data along with the favorable safety profile observed in a Phase 1 study support further clinical evaluation of CC-42344 for pandemic and seasonal flu.”

“We are developing a therapeutic candidate with the potential to address the multibillion-dollar influenza market,” said James Martin, CFO and co-CEO of Cocrystal Pharma. “Influenza is a major global health concern that may become more challenging to treat as highly pathogenic avian viruses emerge and become resistant to approved antivirals. On average, in the U.S. about 8% of the population contracts influenza each season and influenza is responsible for an estimated $11.2 billion in direct and indirect costs annually.”

Avian Influenza

A multistate outbreak of highly pathogenic avian influenza in dairy cows was initially reported in March 2024 and was the first time that avian flu viruses were found in cows. In April 2024 the Centers for Disease Control and Prevention (CDC) confirmed an avian flu infection in a person exposed to dairy cows that were presumed to be infected with the virus. This is believed to be the first instance of likely mammal-to-human spread of this virus. In September 2024 the CDC reported the first human case of avian influenza without a known occupational exposure to sick or infected animals.

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The CDC analyzed blood collected from people of all ages in all 10 Department of Health and Human Services regions during the 2022-2023 and 2021-2022 flu seasons. These samples were challenged with the avian flu subtype H5N1 virus to determine whether there was an antibody reaction. Data from this study suggest that there is extremely low to no population immunity to clade 2.3.4.4b A (H5N1) viruses in the U.S. Antibody levels remained low regardless of whether or not participants received a seasonal flu vaccination, meaning that seasonal flu vaccination did not produce antibodies to avian flu H5N1 viruses.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, coronaviruses (including SARS-CoV-2), noroviruses and hepatitis C viruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential efficacy of CC-42344 against influenza including the avian influenza A H5N1 virus and the potential market for such product candidate. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, risks relating to our ability to obtain regulatory authority for and proceed with clinical trials including our plans to complete a Phase 2a study for CC-42344, the results of such studies, our and our collaboration partners’ technology and software performing as expected, general risks arising from clinical studies, receipt of regulatory approvals, regulatory changes including based on initiatives and actions taken by the Trump Administration which could, among other things, result in delays in regulatory approvals or limit access to federal funding for our programs, and potential development of effective treatments and/or vaccines by competitors and potential mutations in a virus we are targeting that may result in variants that are resistant to a product candidate we develop. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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